EXHIBIT 21

Subsidiaries of the Registrant

Parent	State or Other Jurisdiction of Incorporation	Percentage Ownership

Kentucky First Federal Bancorp	United States	N/A
Subsidiaries (1)
First Federal Savings and Loan Association of Hazard	United States	100%
Frankfort First Bancorp, Inc.	Delaware	100%
First Federal Savings Bank of Frankfort (2)	United States	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in the Annual Report to Stockholders attached hereto as Exhibit 13.

(2)	Wholly owned subsidiary of Frankfort First Bancorp, Inc.